EXHIBIT 99.1
Gladstone Land Announces
Third Quarter 2023 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, November 7, 2023: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the third quarter ended September 30, 2023. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock, unless noted otherwise.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Third Quarter 2023 Activity:
•Portfolio Activity:
◦Lease Activity: Executed seven new or amended lease agreements on farms in two different states that are expected to result in an aggregate increase in annual net operating income of approximately $210,000, or 9.8%, over the prior leases.
◦Self-operated and Non-accrual Properties: As of and during the quarter ended September 30, 2023, we operated one farm ourselves (via a management agreement with an unrelated third-party). In addition, during the quarter ended September 30, 2023, we recognized revenue from two different leases with one tenant at two separate farms on a cash basis (rather than on a straight-line basis) due to credit issues with the tenant. The year-over-year impact on our operations (Q3 2023 versus Q3 2022) as a result of these properties was a decrease in net operating income of approximately $201,000.
•Debt Activity:
◦Loan Repayments: Repaid approximately $4.2 million of maturing loans.
•Equity Activity:
◦Series E Preferred Stock: Issued and sold 87,672 shares of our 5.00% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) for net proceeds of approximately $2.0 million.
◦Common Stock—ATM Program: Sold 58,360 shares of our common stock for net proceeds of approximately $1.0 million under our “at-the-market” program (the “ATM Program”).
•Increased and Paid Distributions: Increased the distribution run rate on our common stock by 0.43% and paid monthly cash distributions totaling $0.1386 per share of common stock during the quarter ended September 30, 2023.
Third Quarter 2023 Results:
Net income for the quarter was approximately $3.1 million, compared to approximately $1.8 million in the prior-year quarter. Net loss to common stockholders during the quarter was approximately $3.0 million, or $0.08 per share, compared to approximately $3.6 million, or $0.10 per share, in the prior-year quarter. AFFO for the quarter was approximately $5.6 million, or $0.15 per share, compared to approximately $7.2 million, or $0.21 per share, in the prior-year quarter. Common stock dividends declared were $0.139 per share for the current quarter, compared to $0.137 per share for the prior-year quarter.
Total cash lease revenues decreased by approximately $1.0 million, or 4.4%, from the prior-year quarter, due to decreases in both fixed base cash rent and participation rent amounts. Fixed base cash rents decreased by approximately $402,000, or 2.0%, from the prior-year quarter, primarily due to the execution of one lease agreement in the fourth quarter of 2022, pursuant to which we agreed to reduce the fixed base rent amount in exchange for increasing the participation rent component in the lease (the result of which will not be known until the fourth quarter of 2023), as well as a decrease in revenue from self-operated and non-accrual properties. This decrease was partially offset by additional rents earned on new farms acquired and capital improvements completed on certain farms subsequent to June 30, 2022. Participation rents decreased by approximately $618,000 from the prior-year quarter, driven by lower production (i.e. pounds per acre) on certain almond and pistachio farms (partly due to the alternate-bearing nature of such tree crops but also due to the harvest of such crops coming at the end of a multi-year drought), coupled with weaker crop prices, particularly in the almond market, which continued to be hampered with oversupply exacerbated by supply chain disruptions that occurred during the height of the COVID-19 pandemic.
Aggregate related-party fees increased by approximately $424,000 from the prior-year quarter, primarily driven by a higher incentive fee earned by our investment adviser in the current quarter due to our pre-incentive fee FFO surpassing the required hurdle rate by a higher margin than in the prior-year quarter. Excluding related-party fees, our recurring core operating expenses remained relatively flat from the prior-year quarter.
Cash flows from operations for the current quarter decreased by approximately $3.6 million from the prior-year quarter, primarily due to the timing of certain cash rental payments received. Our estimated NAV per share increased by $3.77 from the prior-year quarter to $20.33 at September 30, 2023, primarily driven by a decrease in the fair value of certain preferred securities (due to increases in market interest rates) and valuation increases in certain of our farms that were re-appraised over the past year.
Subsequent to September 30, 2023:
•Portfolio Activity:
◦Lease Activity: Executed two lease amendments that are expected to result in an aggregate increase in annual net operating income of approximately $66,000, or 1.8%, over the prior leases.
◦Water Acquisition: Entered into a water transfer agreement with a multi-county water district in California. Pursuant to the agreement, which expires on February 28, 2031, we may elect to purchase up to 15,000 acre-feet of water per water year during years in which the water district has a surplus supply of water, furthering our ability to store water for the long-term for future use on our farms. To date, we have paid approximately $1.2 million (including an initial payment of $750,000) to purchase 7,000 acre-feet of water for the 2023 water year.
•Debt Activity—Loan Repayments: Repaid approximately $2.7 million of maturing loans.
•Equity Activity—Series E Preferred Stock: Sold 2,200 shares of our Series E Preferred Stock for net proceeds of approximately $50,000.
•Increased Distributions:  Increased our distribution run rate by 0.43%, declaring monthly cash distributions of $0.0464 per share of common stock for each of October, November, and December.  This marks our 32nd distribution increase over the past 35 quarters, during which time we have increased the distribution run rate by 54.7%.
Comments from David Gladstone, President and CEO of Gladstone Land:  “Results for the quarter were largely as expected but remained slightly down from last year as we continue to work through issues with a few of our tenants. We currently have four properties (encompassing 12 total farms) that we are operating with the help of a third-party management company, and we have one property (which consists of three farms) that is vacant. We are in discussions with various groups to lease these farms, and we hope to have these situations resolved within the next few months.
“Our balance sheet remains strong, with nearly 100% of our borrowings at fixed rates, significantly limiting the impact of increased interest rates. However, the high borrowing costs continue to impact our ability to purchase new farms. As such, we continue to focus our efforts on securing additional water rights for our farms in California by taking advantage of surplus water supplies and storing water for future use on our farms.
“While high borrowing costs have resulted in reduced values for certain types of real estate, the overall value of our farmland portfolio has continued to increase. Our estimated net asset value has increased from $16.56 per share last year to $20.33 per share at September 30, 2023, an increase of 22.8% over the past year.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	9/30/2023	9/30/2022	($ / #)	(%)
Operating Data:
Total operating revenues	$23,534	$24,209	$(675)	(2.8)%
Total operating expenses	(14,136)	(14,566)	430	(3.0)%
Other expenses, net	(6,257)	(7,837)	1,580	(20.2)%
Net income	$3,141	$1,806	$1,335	73.9%
Less: Aggregate dividends declared on and charges related to cumulative redeemable preferred stock(1)	(6,105)	(5,398)	(707)	13.1%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(2,964)	(3,592)	628	(17.5)%
Plus: Real estate and intangible depreciation and amortization	9,244	9,146	98	1.1%
Plus: Losses on dispositions of real estate assets, net	4	819	(815)	(99.5)%
Adjustments for unconsolidated entities(2)	22	14	8	57.1%
FFO available to common stockholders and non-controlling OP Unitholders	6,306	6,387	(81)	(1.3)%
Plus: Acquisition- and disposition-related expenses, net	33	150	(117)	(78.0)%
Plus: Other nonrecurring charges, net(3)	50	851	(801)	(94.1)%
CFFO available to common stockholders and non-controlling OP Unitholders	6,389	7,388	(999)	(13.5)%
Net adjustment for normalized cash rents(4)	(1,086)	(759)	(327)	43.1%
Plus: Amortization of debt issuance costs	247	269	(22)	(8.2)%
Plus: Other non-cash charges, net(5)	1	264	(263)	(99.6)%
AFFO available to common stockholders and non-controlling OP Unitholders	$5,551	$7,162	$(1,611)	(22.5)%

Share and Per-Share Data:
Weighted-average common stock outstanding	35,822,123	34,607,440	1,214,683	3.5%
Weighted-average common non-controlling OP Units outstanding	—	—	—	—%
Weighted-average total common shares outstanding (fully diluted)	35,822,123	34,607,440	1,214,683	3.5%

Diluted net loss per weighted-average total common share	$(0.083)	$(0.104)	$0.021	(20.3)%
Diluted FFO per weighted-average total common share	$0.176	$0.185	$(0.009)	(4.6)%
Diluted CFFO per weighted-average total common share	$0.178	$0.213	$(0.035)	(16.5)%
Diluted AFFO per weighted-average total common share	$0.155	$0.207	$(0.052)	(25.1)%
Cash distributions declared per total common share	$0.139	$0.137	$0.002	1.3%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,348,510	$1,370,916	$(22,406)	(1.6)%
Total assets	$1,406,112	$1,437,812	$(31,700)	(2.2)%
Total indebtedness(7)	$647,672	$703,720	$(56,048)	(8.0)%
Total equity	$731,486	$707,226	$24,260	3.4%
Total common shares outstanding (fully diluted)	35,838,442	34,704,005	1,134,437	3.3%

Other Data:
Cash flows from operations	$80	$3,718	$(3,638)	(97.8)%
Farms owned	169	169	—	—%
Acres owned	115,593	115,288	305	0.3%
Occupancy rate(8)	100.0%	100.0%	—%	—%
Farmland portfolio value	$1,579,331	$1,556,028	$23,303	1.5%
NAV per common share	$20.33	$16.56	$3.77	22.8%
(1)Includes (i) cash dividends paid on our Series B, Series C, and Series E Preferred Stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the pro-rata write-off of offering costs related to shares of Series C Preferred Stock and Series E Preferred Stock that were redeemed.

(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.
(3)Consists of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of the damage caused to certain improvements by natural disasters on certain of our farms, and (ii) costs related to the amendment, termination, and listing of shares from the offering of our Series C Preferred Stock that were expensed.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), (ii) the pro-rata write-off of offering costs related to shares of the Series C Preferred Stock and Series E Preferred Stock that were redeemed, which were noncash charges, and (iii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on gross acreage; includes one farm currently self-operated (on a temporary basis).
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, November 8, 2023, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through November 15, 2023.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13740894.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers.  The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 169 farms, comprised of approximately 116,000 acres in 15 different states and over 45,000 acre-feet of banked water in California, valued at a total of approximately $1.6 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 20-plus years and harvested annually. Approximately 40% of the Company’s fresh produce acreage is either organic or in transition to become organic, and over 10% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 129 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 32 times over the prior 35 quarters, and the current per-share distribution on its common stock is $0.0464 per month, or $0.5568 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective cost bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$731,486
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(1,348,510)
Plus: estimated fair value of real estate holdings(2)	1,579,331
Net fair value adjustment for real estate holdings		230,821
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	647,572
Less: fair value of aggregate long-term indebtedness(3)(4)	(584,457)
Net fair value adjustment for long-term indebtedness		63,115
Estimated NAV		1,025,422
Less: aggregate fair value of cumulative redeemable preferred stock(5)		(296,870)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$728,552
Total common shares and non-controlling OP Units outstanding		35,838,442
Estimated NAV per common share and non-controlling OP Unit		$20.33
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series D Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series D Term Preferred Stock was valued based on its closing stock price as of September 30, 2023.
(5)The Series B Preferred Stock and Series C Preferred Stock were each valued based on their respective closing stock prices as of September 30, 2023, while the Series E Preferred Stock was valued at its liquidation value.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 21, 2023, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893